Exhibit (d)(21)

Schedule A

Form of

Trusts and Portfolios Covered by the Sub-Advisory Agreement, dated as of July 17, 2008, between

Fidelity Management & Research Company

and

Fidelity Management & Research (U.K.), Inc.

Name of Trust	Name of Portfolio	Type of Fund	Effective Date
Fidelity Devonshire Trust	Fidelity Series All-Sector Equity Fund	Equity	__/__/08
Fidelity Devonshire Trust	Fidelity Series Large Cap Value Fund	Equity	__/__/08